                                                                                              EXHIBIT 12.2

FREEPORT-McMoRan COPPER & GOLD INC.

Pro Forma Computation of Ratio of Earnings

to Fixed Charges:

                                                                        Year Ended

                                                                       December 31,

                                                                            2002

                                                                   (In Thousands)

Income from continuing operations

$

125,545

Add:

   Provision for income taxes

222,549

   Cumulative effect of accounting

     change, net

3,049

   Equity in PT Smelting losses

4,181

   Minority interests' share of net income       36,441

Interest expense, net                                       233,287

Earnings available for fixed charges

$

625,052

Interest expense, net

$

233,287

Capitalized interest

12,245

Rental expense factor                                             -

Fixed charges

$

245,532

Ratio of earnings to fixed charges

2.5x